Exhibit 99

CONTACTS:
	Investors:	REGIS CORPORATION: Paul D. Finkelstein — President, CEO Randy L. Pearce — Executive Vice President, CFO Kyle P. Didier — Vice President, Finance (952) 947-7000

For Immediate Release	Media:	BERNS COMMUNICATIONS GROUP: Melissa Jaffin/Michael McMullan (212) 994-4660

REGIS REPORTS DECEMBER REVENUES GREW 13 PERCENT TO $171 MILLION
-December Consolidated Same-Store Sales Increased 1.7 Percent-
-Second Quarter Earnings to Exceed Company Guidance-

     MINNEAPOLIS, January 8, 2004 — Regis Corporation (NYSE:RGS), the global leader in the $135 billion hair care industry, today reported that consolidated revenues increased 13 percent in December 2003 to a record $171 million, compared to $151 million a year ago. The Company’s consolidated same-store sales for December 2003 increased 1.7 percent.

     Paul D. Finkelstein, president and chief executive officer commented, “December sales were slightly better than our expectations. Continued strong performance in our Trade Secret and SmartStyle salons contributed to second quarter revenue growth which exceeded plan. As a result, we now expect second quarter earnings per diluted share to surpass the upper end of our previous guidance of $0.54 to $0.56.”

     Same-store sales were as follows:

	Monthly

	Current Year			Prior Year

	Service	Retail	Total	Service	Retail	Total

Regis Salons	-3.2%	-2.3%	-3.0%	-2.0%	-5.4%	-2.8%
MasterCuts	-0.3	-6.2	-1.9	0.0	-8.7	-2.5
Trade Secret	0.2	14.3	12.8	-2.9	4.2	3.5
Strip Center Salons	-2.9	-0.6	-2.6	-2.3	-6.9	-2.9
SmartStyle	4.4	7.4	5.5	9.3	6.5	8.3

Domestic Same-Store Sales	-1.6%	6.6%	1.2%	-0.4%	0.1%	-0.3%

International Same-Store Sales	-3.8%	47.4%	7.7%	0.1%	22.3%	4.3%

Consolidated Same-Store Sales	-1.8%	8.8%	1.7%	-0.4%	1.1%	0.1%

     International same-store sales for the month represent the 4-week period ended December 13, 2003 versus the 4-week period ended December 14, 2002.

	Quarterly

	Current Year			Prior Year

	Service	Retail	Total	Service	Retail	Total

Regis Salons	-1.3%	-2.3%	-1.5%	-1.3%	-3.0%	-1.5%
MasterCuts	0.9	-5.6	-0.7	0.6	-6.8	-1.3
Trade Secret	3.4	13.5	12.3	-2.1	3.2	2.6
Strip Center Salons	-1.7	1.0	-1.3	-1.0	-3.0	-1.2
SmartStyle	7.1	9.4	7.9	10.1	9.9	10.0

Domestic Same-Store Sales	0.2%	6.7%	2.2%	0.5%	1.3%	0.7%

International Same-Store Sales	-3.6%	39.5%	5.6%	1.9%	21.4%	5.4%

Consolidated Same-Store Sales	-0.2%	8.4%	2.4%	0.6%	2.2%	1.1%

     International same-store sales for the quarter represent the 12-week period ended December 13, 2003 versus the 12-week period ended December 14, 2002.

     Consolidated revenues for the second quarter ended December 31, 2003, increased 14 percent to a record $472 million compared to $415 million a year ago. The Company’s consolidated same-store sales for the second quarter increased 2.4 percent.

     For the 6-month period ended December 31, 2003, consolidated revenues increased 15 percent to a record $933 million compared to consolidated revenues of $814 million for the same period a year ago. The Company’s year-to-date consolidated same-store sales increased 2.5 percent.

Third Quarter 2004 Outlook

The following points pertain to the fiscal third quarter ending March 31, 2004:

•	Earnings per diluted share are expected to increase to a range of $0.49 to $0.51, compared to $0.46 for the same period a year ago.

•	Consolidated revenue is forecasted to grow 10 to 11 percent to a range of $463 to $468 million, compared to $422 million for the year ago period. Consolidated same-store sales are projected to increase 1.0 to 1.5 percent.

     For a reconciliation of non-GAAP financial information and our current Financial Outlook, please visit the Investor Information section of our corporate website at www.regiscorp.com. The Company will release its second quarter results on Wednesday, January 21, 2004, before the market opens. The Company will release its January revenue results, including same-store sales, on February 6, 2004, before the market opens.

     Regis Corporation, a Fortune 1000 company, is the largest owner, operator and franchisor of hair and retail product salons in the world. The Company operates and franchises over 9,700 salons utilizing several concepts including: Supercuts, Jean Louis David, Vidal Sassoon, Regis Salons, MasterCuts, Trade Secret, SmartStyle and Cost Cutters. These salons are located in the United States, Canada, France, Italy, United Kingdom, Spain, Germany, Belgium, Switzerland, Poland, and Puerto Rico.

     Headquartered in Minneapolis, Minnesota, Regis Corporation has 49,000 employees worldwide. The Company’s common stock is traded on the NYSE under the symbol RGS. For more information about the Company, visit our website at www.regiscorp.com.

     This press release contains “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward—looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate,” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include competition within the personal hair care industry, which remains strong, both domestically and internationally, and price sensitivity; changes in economic condition; changes in consumer tastes and fashion trends; labor and benefit costs; legal claims; risk inherent to international development (including currency fluctuations); the continued ability of the Company and its franchisees to obtain suitable locations and financing for new salon development; governmental initiatives such as minimum wage rates, taxes and possible franchise legislation; the ability of the Company to successfully identify and acquire salons that support its growth objectives; or other factors not listed above. The ability of the Company to meet its expected revenue growth is dependent on salon acquisitions, new salon construction and same-store sales increases, all of which are affected by many of the aforementioned risks. Additional information concerning potential factors that could affect future financial results is set forth the Company’s Annual Report on Form 10-K for the year ended June 30, 2003 and included in Form S-3 Registration Statement filed with the Securities and Exchange Commission on January 31, 2003.

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